CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price[1]	Amount of Registration Fee[2]

Yen Fixed Rate Senior Bearer Notes Due 2012	$41,862,022.77	$4,479.24

(1) The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of 119.44 yen per $1.00 as of October 12, 2006.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $4,479.24 fee with respect to the $41,862,022.77 equivalent of Yen Fixed Rate Senior Bearer Notes Due 2012 sold pursuant to this registration statement is offset against those filing fees and $151,648.42 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006 PROSPECTUS SUPPLEMENT Dated January 25, 2006	Pricing Supplement No. 117 to Registration Statement No. 333-131266 Dated October 12, 2006 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES H
Fixed Rate Senior Bearer Notes Due 2012

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series H (Fixed Rate Senior Bearer Notes Due 2012) prior to the maturity date other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called “Description of Notes” in the accompanying prospectus supplement and the section called “Description of Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described below.

Principal Amount:	JPY 5,000,000,000	Annual Redemption
		Percentage Reduction:	N/A
Maturity Date:	January 25, 2012; provided that
	if such day is not a business day,	Optional Redemption
	the maturity date will be the next	Date:	N/A
succeeding business day, unless
	that succeeding business day	Interest Payment Dates:	Each January 25th , commencing
	would fall in the next calendar		January 25, 2007; provided that
	month, in which case the		if any interest payment date
	maturity date will be the		(including the maturity date) is
	immediately preceding business		not a business day, that interest
	day.		payment date will be the next
succeeding day that is a business
Settlement Date (Original			day, unless that succeeding
Issue Date):	October 19, 2006		business day would fall in the
next calendar month, in which
Interest Accrual Date:	October 19, 2006		case such interest payment date
will be the immediately
Issue Price:	100%		preceding business day.

Underwriter’s Discounts		Interest Payment Period:	Annual
and Commissions:	0.25%
		Business Day:	Tokyo, New York and London
Proceeds to Company:	99.75%
		Agent:	Morgan Stanley & Co.
Specified Currency:	Japanese Yen (“JPY”)		International Limited

Redemption Percentage at		Denomination:	JPY 100,000,000
Maturity:	100%
		Trustee:	The Bank of New York, a New
Interest Rate:	1.49% per annum		York banking corporation (as
successor to JPMorgan Chase
Maximum Interest Rate:	N/A		Bank, N.A. (formerly known as
JPMorgan Chase Bank))
Minimum Interest Rate:	N/A
		Common Code:	0271894072
Initial Redemption Date:	N/A
		ISIN:	XS0271894072
Initial Redemption
Percentage:	N/A	Other Provisions:	None

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY